Exhibit 99.4(k)

Pacific Life Insurance Company
[700 Newport Center Drive
Newport Beach, CA 92660
(800) 722-4448]

GUARANTEED WITHDRAWAL BENEFIT XXV RIDER – JOINT LIFE

Pacific Life Insurance Company, a stock company, (hereinafter referred to as “we”, “us”, “our”, and the “Company”) has issued this guaranteed minimum withdrawal benefit Rider as a part of the annuity Contract to which it is attached.

All provisions of the Contract that do not conflict with this Rider apply to this Rider.  In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.

The purpose of the guaranteed living benefit provided under this Rider is to provide security through a stream of income payments to the Owner. This Rider will terminate upon assignment or a change in ownership of the Contract unless the new assignee or Owner meets the qualifications specified in the Rider Provisions.

ICC21:20-1051

RIDER SPECIFICATIONS

Rider Effective Date: The Contract Date as shown in the Contract Specifications

Annual Charge: [% (% quarterly)]

The Annual Charge is guaranteed not to change once the Rider is issued. [The quarterly charge equals the Annual Charge divided by four.] For a complete description of the charge shown above, refer to the Annual Charge provision.

Initial Protected Payment Base Maximum Without Pacific Life Home Office Approval: [$1,000,000]

Purchase Payment Amount Maximum Without Pacific Life Home Office Approval: [$1,000,000]

Maximum Age: [85]

Lifetime Withdrawal Age: [59.5]

Withdrawal Percentage: Determined by the age of the youngest Designated Life at the time of first withdrawal (excluding Advisory Fee Withdrawals that do not exceed the Rider Advisory Fee Cap) after the Designated Life reaches the Lifetime Withdrawal Age, according to the following table:

Age	Withdrawal Percentage
Before age [59.5	0%
59.5 - 64	[3.50	%]
65 - 69	[4.25	%]
70 - 74	[4.25	%]
75 - 79	[4.50	%]
80 - 84	[4.50	%]
85] and after	[4.50	%]

[If a Reset occurs, the Withdrawal Percentage will be based on the age of the youngest Designated Life at the time of the first withdrawal (excluding Advisory Fee Withdrawals that do not exceed the Rider Advisory Fee Cap) after the Reset.]

Annual Credit: [5%]

Rider Advisory Fee Cap: [1.50%]

Please refer to the Appendix A for more information regarding the Investment Allocation Requirements.

DEFINITION OF TERMS

Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider.  For purposes of this Rider, the following definitions apply:

Annual RMD Amount – The amount required to be distributed each Calendar Year for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Treasury Regulations.

Designated Lives (each a “Designated Life”) – Designated Lives must be natural persons who are each other’s spouses on the Rider Effective Date. Designated Lives will remain unchanged while this Rider is in effect.

To be eligible for lifetime benefits, a Designated Life must:

(a) be the Owner (or the Annuitant, in the case of a custodial owned IRA or TSA); or

(b) meet the following two conditions:

(i)  remain the spouse of the other Designated Life; and

(ii) be the first in the line of succession as determined under the Contract for payment of any death benefit.

Protected Payment Amount – The maximum amount that can be withdrawn (excluding Advisory Fee Withdrawals) under this Rider without reducing the Protected Payment Base.

If the youngest Designated Life is younger than the Lifetime Withdrawal Age, the Protected Payment Amount on any day after the Rider Effective Date is equal to zero ($0).

If the youngest Designated Life’s age is greater than or equal to the Lifetime Withdrawal Age, the Protected Payment Amount on any day after the Rider Effective Date is equal to the Withdrawal Percentage multiplied by the Protected Payment Base as of that day, less cumulative withdrawals (excluding Advisory Fee Withdrawals) during that Contract Year.

The Protected Payment Amount will never be less than zero. Any Protected Payment Amount that is not withdrawn during a Contract Year may not be withdrawn in a subsequent Contract Year. Upon telephone or written request, we will provide you with the current Protected Payment Amount.

Protected Payment Base – An amount used to determine the Protected Payment Amount. The Protected Payment Base will never be less than zero and will remain unchanged except as otherwise described in this Rider. THE PROTECTED PAYMENT BASE CANNOT BE WITHDRAWN AS A LUMP SUM AND IS NOT PAYABLE AS A DEATH BENEFIT.

[Quarterly] Rider Anniversary – Every [three month] anniversary of the Rider Effective Date.

[Reset Date – Any Contract Anniversary after the Rider Effective Date on which a Reset occurs.]

Spouse – The Owner’s spouse, who is treated as the Owner’s spouse pursuant to federal law.

Surviving Spouse – The surviving spouse of the deceased Owner, or the surviving spouse of the Annuitant in the case of a custodial owned IRA or TSA.

For purposes of this Rider, the term “withdrawal” includes any applicable taxes. Amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and will be subject to the same conditions, limitations, restrictions and all other fees, and deductions, if applicable, as withdrawals otherwise made under the provisions of the Contract.

RIDER PROVISIONS

Guaranteed Withdrawal Benefit XXV Rider – Joint Life – You have purchased a Guaranteed Withdrawal Benefit XXV Rider – Joint Life. Subject to the terms and conditions described herein, this Rider:

(a)         allows for withdrawals (excluding Advisory Fee Withdrawals) up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision;

(b)         Provides for an Annual Credit to be applied to the Protected Payment Base as described under the Annual Credit provision;

(c)          allows for withdrawals for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions, regardless of the amount, without any adjustment to the Protected Payment Base, subject to certain conditions as described herein;

[    (d)  provides for annual Resets of the Protected Payment Base.]

We will provide you with an annual statement that lists the Protected Payment Amount and Protected Payment Base.

Rider Eligibility – This Rider may be purchased on the Contract Issue Date, if available, provided that on the Rider Effective Date:

(a)                        the Contract is issued as a:

(i) Non-Qualified Contact, except if a Post-Death 1035 Exchange or if the Owner is a trust or other entity, this Rider is not available; or

(ii) Qualified Contract under Code Section 408(a), 408(k), 408A, 408(p) or 403(b), except for an Inherited IRA, Inherited Roth IRA, Inherited TSA, 401(a), 401(k), Individual(k), Keogh, or 457 plan.

(b)                   the age of each Designated Life is less than or equal to the Maximum Age; and

(c)                    the Contract is structured such that upon death of one Designated Life, the surviving Designated Life may retain or assume ownership of the Contract; and

(d)                   any Owner/Annuitant is a Designated Life except for custodial owned IRA or TSA; and

(e)                    the entire Contract Value is invested according to the Investment Allocation Requirements applicable to this Rider. Please refer to Appendix A. You will be notified in writing if we change these Investment Allocation Requirements.

For the purposes of meeting the eligibility requirements, Designated Lives must be any one of the following:

(a)                   A sole Owner with the Owner’s spouse designated as the sole primary beneficiary; or

(b)                   Joint Owners, where the Owners are each other’s spouses; or

(c)                    If the Contract is issued as a custodial owned IRA or TSA, the beneficial owner must be the Annuitant and the Annuitant’s spouse must be designated as the sole primary beneficiary under the Contract. The custodian, under a custodial owned IRA or TSA, for the benefit of the beneficial owner, may be designated as sole primary beneficiary, provided that the spouse of the beneficial owner is the sole primary beneficiary of the custodial account.

Annual Charge – An Annual Charge for expenses related to this Rider will be deducted on a [quarterly] basis. The Annual Charge will be the charge in effect on the Contract Date and is guaranteed not to change once the Rider is issued.

The Annual Charge is deducted, in arrears, on each [Quarterly] Rider Anniversary that this Rider remains in effect. The charge is equal to the [quarterly] charge percentage multiplied by the Protected Payment Base on the day the charge is deducted. The charge will be deducted from the variable Investment Options on a proportionate basis relative to the Account Value in each such variable Investment Option.

If this Rider terminates on a [Quarterly] Rider Anniversary, the entire charge for the prior [Quarter] will be deducted from the Contract Value on that [Quarterly] Rider Anniversary.

If the Rider terminates prior to a [Quarterly] Rider Anniversary for reasons other than death of the sole surviving Designated Life, we will prorate the charge. The prorated amount will be based on the Protected Payment Base as of the day the Rider terminates. Such prorated amount will be deducted from the Contract Value on the earlier of the day the Contract terminates or the [Quarterly] Rider Anniversary immediately following the day the Rider terminates.

If the Rider terminates as a result of the death of the sole surviving Designated Life, any Annual Charge deducted between the date of death and the Notice Date will be prorated as applicable to the date of death and added to the Contract Value on the Notice Date.

We will waive the charge in the following cases:

(a)         the [quarter] in which the full annuitization of the Contract occurs;

(b)         beginning with the [quarter] after the Contract Value is zero.

Subject to the provisions in this section described above, the Annual Charge will terminate when the Rider terminates.

Initial Values – The Protected Payment Base is initially determined on the Rider Effective Date.  On the Rider Effective Date, the Protected Payment Base is equal to the Initial Purchase Payment as long as it does not exceed the Initial Protected Payment Base Maximum without Pacific Life Home Office Approval.

Subsequent Purchase Payments – Subsequent Purchase Payments accepted after the Rider Effective Date will increase the Protected Payment Base by the amount of the Subsequent Purchase Payment.

Limitation on Subsequent Purchase Payments – For the purposes of this Rider, we reserve the right to reject or restrict any Subsequent Purchase Payments. If invoked, this restriction would be applied uniformly to Contract Owners on a nondiscriminatory basis. If you previously purchased another living benefit Rider for your Contract, Subsequent Purchase Payments to your Contract may already be restricted.

Annual Credit – On each Contract Anniversary after the Rider Effective Date, an Annual Credit will be applied to the Protected Payment Base until the earlier of:

(a)         the [first] withdrawal (excluding Advisory Fee Withdrawals) from the Contract since the Rider Effective Date, or

(b)         [Ten (10)] Contract Anniversaries from the Rider Effective Date.

[The Annual Credit amount is equal to the Annual Credit percent of total Purchase Payments.] [If a Reset occurs, the Annual Credit amount is equal to the Annual Credit percent of the new Protected Payment Base at time of Reset plus any Subsequent Purchase Payments.]

Advisory Fee Withdrawals – Advisory Fee Withdrawals that do not exceed the Rider Advisory Fee Cap for the calendar year are allowed under the Rider. Allowable Advisory Fee Withdrawals will not: be treated as the first withdrawal, be treated as an early withdrawal, impact the Protected Amount, and reduce the Protected Payment Base under the Rider. Advisory Fee Withdrawals will reduce the Contract Value by the amount of the withdrawal.

Withdrawal of Protected Payment Amount – While this Rider is in effect, you may withdraw up to the Protected Payment Amount (excluding amount of Advisory Fee Withdrawals) without any adjustment to the Protected

Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision.

Withdrawals Exceeding Protected Payment Amount – Except as otherwise provided under the Withdrawals to Satisfy Required Minimum Distribution provision, if a withdrawal (excluding Advisory Fee Withdrawals) exceeds the Protected Payment Amount immediately prior to that withdrawal, we will reduce the Protected Payment Base. This adjustment will occur immediately following the withdrawal according to the following calculation:

(a)         Determine excess withdrawal amount (“A”) where A equals total withdrawal amount minus the Protected Payment Amount immediately prior to the withdrawal;

(b)         Determine ratio for proportionate reduction (“B”) where B equals A divided by (Contract Value immediately prior to the withdrawal minus Protected Payment Amount immediately prior to the withdrawal);

(c)          Determine the new Protected Payment Base which equals (Protected Payment Base immediately prior to the withdrawal) multiplied by (1 minus B). The Protected Payment Base will never be less than zero.

WITHDRAWALS (EXCLUDING ADVISORY FEE WITHDRAWALS) EXCEEDING THE PROTECTED PAYMENT AMOUNT COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.

The amount available for withdrawal under the Contract must be sufficient to support any withdrawal that would otherwise exceed the Protected Payment Amount.

Withdrawals Taken Prior to the Lifetime Withdrawal Age – If a withdrawal (excluding Advisory Fee Withdrawals) is taken and the youngest Designated Life is younger than the Lifetime Withdrawal Age, we will reduce the Protected Payment Base. This adjustment will occur immediately following the withdrawal according to the following calculation:

(a)         Determine excess withdrawal amount (“A”) where A equals total withdrawal amount;

(b)         Determine ratio for proportionate reduction (“B”) where B equals A divided by the Contract Value immediately prior to the withdrawal;

(c)          Determine the new Protected Payment Base which equals the lesser of:

1.              The Protected Payment Base immediately prior to the withdrawal multiplied by (1 minus B); or

2.              The Protected Payment Base immediately prior to the withdrawal minus the total withdrawal amount.

The Protected Payment Base will never be less than zero. WITHDRAWALS (EXCLUDING ADVISORY FEE WITHDRAWALS) EXCEEDING THE PROTECTED PAYMENT AMOUNT COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.

Withdrawals to Satisfy Required Minimum Distribution (“RMD”) – No adjustment will be made to the Protected Payment Base if a withdrawal is made under this Rider exceeds the Protected Payment Amount immediately prior to the withdrawal, provided that such withdrawal (herein referred to as an “RMD withdrawal”) is for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Treasury Regulations, and further subject to the following:

(a)         you have authorized us to calculate and make periodic distribution of the Annual RMD Amount for the Calendar Year required based on the payment frequency you have chosen;

(b)         the Annual RMD Amount is based on the previous year-end fair market value of this Contract only;

(c)          no withdrawals (other than RMD withdrawals or Advisory Fee Withdrawals) are made from the Contract during the Contract Year; and

(d)         the youngest Designated Life’s age is greater than or equal to the Lifetime Withdrawal Age.

An RMD is considered a withdrawal as described in the Annual Credit provision. An RMD withdrawal will end eligibility for the Annual Credit to be applied to the Protected Payment Base.

The Company reserves the right to modify or eliminate the Withdrawals to Satisfy Required Minimum Distribution (“RMD”) provision if there is any change to the Internal Revenue Code or Treasury Regulations relating to required minimum distributions, including the issuance of relevant IRS guidance. If the Company exercises this right, we will provide notice to the Owner.

Depletion of Contract Value – If the youngest Designated Life’s age is greater than or equal to the Lifetime Withdrawal Age, and a withdrawal (including an RMD withdrawal and excluding Advisory Fee Withdrawals) does not exceed the Protected Payment Amount immediately prior to the withdrawal and reduces the Contract Value to zero, the following will apply:

(a)         the allowable withdrawal amount from the Contract will be limited to the Protected Payment Amount which will be paid each year until the death of all Designated Lives eligible for lifetime benefits. The payments will be made under a series of pre-authorized withdrawals under a payment frequency, as elected by the Owner, but no less frequently than annually;

(b)         no additional Subsequent Purchase Payments will be accepted under the Contract;

(c)          the death benefit amount is $0.

If the youngest Designated Life is younger than the Lifetime Withdrawal Age, and a withdrawal (excluding Advisory Fee Withdrawals) reduces the Contract Value to zero, this Rider will terminate.

[Automatic Resets – On each Contract Anniversary while this Rider is in effect and before the Annuity Date we will automatically reset the Protected Payment Base if the Protected Payment Base, after any Annual Credits are applied, is at least $1.00 less than the Contract Value on that Contract Anniversary. The Protected Payment Base will be reset to an amount equal to 100% of the Contract Value as of the Contract Anniversary.

We will provide you with confirmation of each Automatic Reset.]

[Application of Rider Provisions – On and after each Reset Date, the provisions of this Rider shall apply in the same manner as they applied when the Rider was originally issued. The limitations and restrictions on withdrawals, the deduction of [quarterly] charges and any future Reset options available on and after each Reset Date, will again apply and will be measured from that Reset Date. The Reset will not reinstate eligibility for the Annual Credit.]

Annuitization – If you annuitize the Contract at the maximum Annuity Date specified in the Contract and this Rider is still in effect at the time of your election and a Life Only or Joint and Survivor Life Only fixed annuity option is chosen, the annuity payments will be equal to the greater of:

(a)         the Life Only or Joint and Survivor Life Only fixed annual payment amount determined in accordance with the terms of the Contract; or

(b)         the Protected Payment Amount in effect at the maximum Annuity Date.

If you annuitize the Contract at any time prior to the maximum Annuity Date specified in the Contract, your annuity payments will be determined in accordance with the terms of the Contract. The Protected Payment Base and Protected Payment Amount under this Rider will not be used in determining any annuity payments.

Spousal Continuation – If the Owner dies while this Rider is in effect and if the surviving spouse of the deceased Owner (who is also a Designated Life eligible for lifetime benefits) elects to continue the Contract in accordance with its terms, the surviving spouse may continue to take withdrawals of the Protected Payment Amount under this Rider, until the Rider terminates.

Ownership and Beneficiary Changes – Changes in Contract Owner(s), Annuitant and/or Beneficiary designations and changes in marital status may adversely affect the benefits of this Rider.

Termination of Rider – Except as otherwise provided under the Spousal Continuation provision of this Rider, this Rider will automatically terminate upon the earliest to occur of one of the following events:

(a)                   the day any portion of the Contract Value is no longer invested according to the Investment Allocation Requirements applicable to this Rider;

(b)                   the date of death of all Designated Lives eligible for lifetime benefits;

(c)                    upon the death of the first Designated Life, if a death benefit is payable and a spouse who chooses to continue the Contract is not a Designated Life eligible for lifetime benefits;

(d)                   upon the death of the first Designated Life, if a death benefit is payable and the Contract is not continued according to the Spousal Continuation provision;

(e)                    the date of death of the first Designated Life eligible for lifetime benefits, if both Designated Lives are Joint Owners and there has been a change in marital status;

(f)                     the day the Contract is terminated in accordance with the provisions of the Contract;

(g)                    the day we are notified of a change in ownership that results in:

(i) neither Designated Life being an Owner (or Annuitant, in the case of a custodial owned IRA or TSA); or

(ii) the owner being a trust.

(h)                   the Annuity Date;

(i)                       the day that the Contract Value is reduced to zero as a result of a withdrawal (except an RMD withdrawal and Advisory Fee Withdrawals) that exceeds the Protected Payment Amount; or

(j)                      the day that the Contract Value is reduced to zero as a result of a withdrawal (excluding Advisory Fee Withdrawals) and the youngest Designated Life is younger than the Lifetime Withdrawal Age.

This Rider and the Contract will not terminate if the Contract Value is zero and we are making pre-authorized withdrawals of the Protected Payment Amount. In this case, the Rider and Contract will terminate under subparagraph (b) above or when a death benefit becomes payable under the Contract.

The Rider may not be voluntarily terminated by the Owner.

All other terms and conditions of the Contract remain unchanged by this Rider.

PACIFIC LIFE INSURANCE COMPANY

[

Chairman and Chief Executive Officer	Secretary ]

APPENDIX A – SUMMARY OF INVESTMENT ALLOCATION REQUIREMENTS

This summary outlines the general features of the Investment Allocation Requirements applicable to this Rider. Details regarding the investment options will be provided to you upon request.

Investment Allocation Requirements – The Investment Allocation Requirements of this Rider consist of several different Asset Allocation options, which are maintained by us for use in combination with certain optional Riders that are available with our variable annuity Contracts. The asset allocation options and available funds described herein may change from time to time. To remain up-to-date on any changes made to the below fund lists [and Build Your Own Model percentages], please see your most recent Prospectus. Asset allocation is the allocation of Purchase Payments or Contract Value among various investment asset classes and involves decisions about which asset classes should be selected and how much of the total Contract Value should be allocated to each asset class. At initial purchase and during the entire time that you own this Rider, you must allocate your entire Contract Value according to the Investment Allocation Requirements applicable to this Rider.

For this Rider, you must allocate your entire Contract Value and Purchase Payments to an asset allocation option we make available. Allocations among [either] the Asset Allocation Strategies [or Build Your Own Model options] listed below must total 100%.

Asset Allocation Strategies – You may allocate your entire Purchase Payment or Contract Value among any of the allowable Asset Allocation Strategies listed below:

[American Funds IS® Asset Allocation 1

BlackRock 60/40 Trgr Allc ETF VI I

BlackRock Global Allocation V.I. I

Invesco VI Balanced-Risk Allocation I

Janus Henderson VIT Balanced Instl

Pacific Select Pacific Dynamix Mod Gr I

Pacific Select PSF DFA Balanced Allc P

TOPS® Balanced ETF 1

Vanguard VIF Balanced

JPMorgan Hedged Equity

Pacific Select Pacific Dynamix Growth I

Vanguard VIF Moderate Allocation]

[Build Your Own Model – This modeling program allows you the ability to create a custom asset allocation portfolio that will comply with the Investment Allocation Requirements applicable to this Rider.

To create your model, you must select investment options according to the percentages from the three groups of investment categories outlined below. The model you create will be automatically rebalanced on a quarterly basis.

Group I: Asset Allocation and Bond Funds

[20%] Minimum Allocation of Account Value

[100%] Maximum Allocation of Account Value

[list of funds]

Group II: Asset Allocation and Equity Funds

[0%] Minimum Allocation of Account Value

[80%] Maximum Allocation of Account Value

[list of funds]

Group III: Equity Funds

[0%] Minimum Allocation of Account Value

[15%] Maximum Allocation of Account Value

[list of funds]

]

Purchase Payment Allocations – Your Purchase Payments will be allocated to the investment option program you select.

The entire Contract Value must remain invested according to the Investment Allocation Requirements applicable to this Rider to remain in effect. Any portion of a Purchase Payment or Contract Value allocated to an investment option that does not comply with the Investment Allocation Requirements applicable to this Rider may terminate the Rider in addition to your participation in the program (see Termination of Investment Option Programs provision of this Appendix A).

Change of Investment Option Programs – Subject to trading restrictions, you may change between asset allocation options at any time with a proper written request or by electronic instructions provided a valid electronic authorization is on file with us. You should consult with your financial professional to assist you in determining which investment options are best suited to your financial needs, investment time horizon, and are consistent with your risk comfort level. You should periodically review those factors to determine if you need to change investment options to reflect such changes.

Termination of Investment Option Programs – If your investment allocations fail to meet the Investment Allocation Requirements, this Rider will terminate.

You may cause an involuntary termination of both the Rider and your participation in the investment option programs if you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to an investment option that is not currently compliant with the Investment Allocation Requirements applicable to this Rider.

We will send you written notice in the event any transaction described above occur. You have ten (10) Business Days from the day the involuntary termination occurs to remedy the Rider termination by allocating your Purchase Payments or Contract Value to an allowable investment option.